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                                                                   EXHIBIT 10.27


                       TRANSITION POWER PURCHASE AGREEMENT
                     (HUNTLEY - EXCESS POWER FROM NYPP SCD)

         This Power Purchase Agreement (the "Agreement") is entered into as of this 11th day of June, 1999 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), a New York corporation, and Huntley Power LLC, a Delaware limited liability company ("Producer") (each individually a "Party", or collectively the "Parties").

         WHEREAS in November 1997 and on March 6, 1998 Niagara Mohawk filed its Plan for Divestiture of it's Non-Nuclear Electric Generating Facilities (the "Plan") with the New York State Public Service Commission;

         WHEREAS on May 6, 1998 the New York State Public Service Commission approved the Plan subject to certain conditions;

         WHEREAS Niagara Mohawk has conducted a Non-Nuclear Generation Divestiture Auction ("Auction") to divest itself of its non-nuclear electrical generating facilities, including its Huntley and Dunkirk generating facilities;

         WHEREAS Producer has entered into an agreement ("Asset Sales Agreement, or ASA") to acquire certain facilities from Niagara Mohawk, facilities, including it's Huntley generating facility;

         WHEREAS Producer, entered into an interconnection agreement with Niagara Mohawk in April, 1999 for the interconnection of the facility under this agreement; and

         WHEREAS pursuant to the ASA Niagara Mohawk and Producer agreed to enter into Transition Power Purchase Agreements pursuant to which; for a certain period of time, Niagara Mohawk is to purchase from Producer certain quantities of electricity generated by the facility, and

         WHEREAS Producer has entered into a Transaction Power Purchase Agreement (Huntley - Call Option - Pre-ISO, Pre Investment Grade) (the "TPPA") effective upon the Closing Date which provides for among other items, Article
3.3 of the TPPA which gives Niagara Mohawk the right to place specific Units at the Huntley site on economic dispatch to the NYPP or NYISO.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:






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                                   ARTICLE 1.
                                   DEFINITIONS

         The definitions within the TPPA shall be incorporated herein. Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

         "Agreement" shall mean this Transition Power Purchase Agreement (Huntley -- Excess Power from NYPP SCD) dated as of the Closing Date, between Niagara Mohawk Power Corporation and Huntley Power LLC and all attached schedules.

         "SCD Excess Power" means the quantity of electricity delivered by Producer to Niagara Mohawk, for a given hour that is in excess of the initial schedule notice from Niagara Mohawk (either Schedule D or week-ahead schedule notices of make-up quantities, each pursuant to the TPPA) for hours when Niagara Mohawk has exercised the Call Option of the TPPA and placed the Unit(s) on economic dispatch to the NYPP or NYISO.

                                   ARTICLE 2.
                                  TRANSACTIONS

2.1. Term of Agreement. Term of Agreement will begin upon the Closing Date of the ASA (the Effective Date) and will terminate upon the earlier of (i) the fourth anniversary of the Closing Date, or (ii) last day of the month in which the later of (i) the NYISO goes into operation, or (ii) Niagara Mohawk's senior notes of the series having the longest maturity then outstanding have been rated investment grade by (a) S&P and Moody's or (b) S&P or Moody's and at least one other rating agency.

2.2. Compensation. For each month during the term Niagara Mohawk shall pay Producer the accumulation of the product of the hourly SCD Excess Power multiplied by the Replacement Price.

2.3. Delivery. Producer will make all of the capacity, energy, and ancillary services of the Units available to Niagara Mohawk at the Delivery Point.

                                   ARTICLE 3.
                          NIAGARA MOHAWK'S CALL OPTION

3.1 Scheduling and Commitment. Pursuant to Article 3.3 of the TPPA, During hours in Schedule D and/or hours in which Niagara Mohawk provides notice to Producer for make-up quantities, Niagara Mohawk may place such Unit(s) on economic dispatch to the NYPP or NYISO and producer shall respond to such based point signals, either electronic or telephone.


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Producer shall provide Niagara Mohawk with applicable coefficients by unit to be used in the NYPP security constrained dispatch ("SCD") program. These coefficients shall include those historically used in economic dispatch.

Producer will be limited to one update per month for changes to unit efficiency coefficients (i.e. equation coefficients and dispatch operating factors) and one update per week for changes to cost coefficients (i.e. maintenance adder, delivered fuel cost, fuel handling cost, SOx cost and NOx cost).
More frequent changes can be made if agreed to by Niagara Mohawk.

                                   ARTICLE 4.
                                    PAYMENT

4.1. Payment. Producer shall provide Niagara Mohawk with an invoice setting forth the quantity of power which was delivered to Niagara Mohawk, during the preceding calendar month, the total amount due from Niagara Mohawk, and any applicable supporting documentation. Niagara Mohawk shall remit the amount due by wire transfer, or as otherwise agreed, pursuant to Producer's invoice instructions, on the later of fifteen days from receipt of Producer's invoice or the twenty-fifth (25th) day of the calendar month in which the invoice is rendered.

4.2 Overdue Payments. Overdue payment shall accrue interest at the Interest Rate from, and including, the due date to, but excluding, the date of payment.

4.3 Billing Dispute. If Niagara Mohawk, in good faith, disputes an invoice, Niagara Mohawk shall immediately notify Producer of the Basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date. If any amount withheld under dispute by Niagara Mohawk is ultimately determined (under the terms herein) to be due to Producer, it shall be paid within one (1) day of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by Producer upon request or deducted by Producer from subsequent payments, with interest accrued at the Interest Rate until the date paid or deducted.

                                   ARTICLE 5.
                                  FORCE MAJEURE

5.1 Performance Excused. If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under the Agreement, then, for only the pendency of such Force Majeure, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be temporarily relieved of its obligations insofar as they are affected by Force Majeure but for no longer period. The Party affected by an event of Force Majeure shall provide the



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other Party with written notice setting forth the full details thereof within two (2) business days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure; provided, however, that this provision shall not require Producer to deliver, or Niagara Mohawk to receive, Power at points other than the Delivery Point.

                                   ARTICLE 6.
                            TITLE TRANSFER; LIABILITY

6.1 Title and Risk of Loss. Title to and risk of loss related to the Quantity shall transfer from Producer to Niagara Mohawk at the Delivery Point. Producer warrants that it will deliver to Niagara Mohawk the Quantity free and clear of all liens, claims and encumbrances arising prior to the Delivery Point.

6.2 Indemnity. Each Party shall indemnify, defend and hold harmless the other Party from any Claims arising from any act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Article 7.1, in the indemnifying Party. "Claims" means all claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

6.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants and that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

                                   ARTICLE 7.
                                       LAW

7.1 Governing Law and Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Except as provided in Article 9.2, any law suits arising under this AGREEMENT shall be instituted in the Federal or State courts of New York located in the City of Syracuse and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to a jury trial with respect to any litigation arising under or in connection with this Agreement or any Transaction.





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                                   ARTICLE 8.
                                  MISCELLANEOUS

8.1 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an affiliate of such Party which affiliate's creditworthiness is not materially different than that of such Party, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case, any such assignee shall agree to in writing be bound by the terms and conditions hereof and creditworthiness is not materially different than that of such Party.

8.2 Notices. All Notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, as of confirmation), if delivered personally, if sent by telecopy (which is confirmed) or if sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like Notice). Scheduling and dispatching Notices can be given orally as outlined in Article 3.

TO NIAGARA MOHAWK.

NOTICES & CORRESPONDENCE:                    SCHEDULING:
Niagara Mohawk Power Corporation             (315) 460-2468
Supply Services - HCB#3                      (315) 460-2425
300 Erie Boulevard West                      Fax - (315) 460-2122
Syracuse, New York 13202-4250
Phone: (315) 460-2341                        DISPATCHERS:
Phone: (315) 460-2271                        (315) 460-2120
Fax: (315) 460-2660                          (315) 460-2130
                                             Fax - (315) 460-2197

INVOICES:                                    CHECK PAYMENTS:
Niagara Mohawk Power Corporation             Niagara Mohawk Power Corp
Power Scheduling and Billing - HCB#3         Misc. Accounts Receivable C-3
300 Erie Boulevard West                      300 Erie Boulevard West
Syracuse, New York 13202-4250                Syracuse, New York 13202-4250
Phone: (315) 460-2190
Fax: (315) 460-2494                          PAYMENTS BY WIRE:
                                             Citibank New York
                                             Account #: 40662754






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                                             ABA#:          021000089
                                             Credit To:     Niagara Mohawk Power
                                                            Corporation



TO PRODUCER:

NOTICES & CORRESPONDENCE:               PAYMENTS;
Huntley Power LLC                       LaSalle National Bank, Chicago
1221 Nicollet Mall                      ABA #:       071 000 505
Minneapolis, MN 55403                   Account #:   58 000 768 52
Attn:        President                  Beneficiary: NRG Energy, Inc.
Fax No.:     (612) 373-5430
Phone No.:   (612) 373-8864



INVOICES:                               SCHEDULING:
Attn:        Dan Hudson                 Attn:        Dan Hudson
Fax No.:     (612) 373-5430             Fax No.:     (612) 373-5430
Phone No.:   (612) 373-8864             Phone No.:   (612) 373-8864


8.3. General. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contemplated by this Agreement. The Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. No amendment or modification to this Transition Power Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Master Power Agreement shall not impact any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for six years.

8.4. Audit. If requested, a Party shall provide to the other Party statements evidencing the quantities of Power delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or

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underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of one (1) year from the rendition thereof.

























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                       TRANSITION POWER PURCHASE AGREEMENT
                     (HUNTLEY - EXCESS POWER FROM NYPP SCD)

         The Parties have executed this Master Power Agreement in multiple counterparts to be construed as one effective as of the Effective Date.

HUNTLEY POWER LLC                  NIAGARA MOHAWK POWER CORPORATION

By: /s/ Michael O'Sullivan         By: /s/ Clement E. Nadeau
   -----------------------            ---------------------------
Name:  Michael O'Sullivan          Name: Clement E. Nadeau
Title: Vice President              Title: Vice President Electric Delivery
Date:     6/11/99                  Date:       6/8/99













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